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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2007, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of ATS Medical, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ATS Medical, Inc. on Forms S-8 (File Nos. 333-55154, 333-49985, 333-49985, 333-125795, 333-117332, and 333-138147) and on Form S-4
(File No. 333-133341) and Forms S-3 (File Nos. 333-108150, 333-43360, 333-39288,
113-117331, and 333-129521).



/s/ GRANT THORNTON LLP


Minneapolis, Minnesota
March 13, 2007